UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                (Amendment No. 1)

                  Under the Securities and Exchange Act of 1934

                          POLO RALPH LAUREN CORPORATION

                                (Name of Issuer)

                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE

                         (Title of Class of Securities)

                                   731572 10 3

                                 (CUSIP Number)

                                  June 13, 2001

             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)

         [_]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.731572 10 3                13G                        Page 2 of 8 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Ralph Lauren
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                    29,802,449 (representing 28,802,449 shares of Class B
  SHARES            Common Stock, par value $.01 per share, immediately
                    convertible into an equal number of shares of Class A
 BENEFICIALLY       Common Stock, and options representing the right to
                    acquire 1,000,000 shares of Class A Common Stock at a
  OWNED             weighted average price of $24.40625 per share)
               -----------------------------------------------------------------
  BY EACH      6.   SHARED VOTING POWER
                    14,477,572 (representing 14,477,572 shares of Class B Common
 REPORTING          Stock, par value $.01 per share, immediately convertible
                    into an equal number of shares of Class A Common Stock)
  PERSON       -----------------------------------------------------------------
               7.   SOLE DISPOSITIVE POWER
   WITH             29,802,449 (representing 28,802,449 shares of Class B Common
                    Stock, par value $.01 per share, immediately convertible
                    into an equal number of shares of Class A Common Stock, and options representing the right to acquire 1,000,000 shares of Class A Common Stock at a weighted average price of
                    $24.40625 per share)
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER
                    14,477,572 (representing 14,477,572 shares of Class B Common
                    Stock, par value $.01 per share, immediately conmvertible into an equal number of shares of Class A Common Stock)

--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,280,021(representing 43,280,021 shares of Class B Common Stock, par value $.01 per share, immediately convertible into an equal number of shares of Class A Common Stock, and options representing the right to acquire 1,000,000 shares of Class A Common Stock at a weighted average price of $24.40625 per share)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     58.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.731572 10 3                13G                        Page 3 of 8 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        RL Holding, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                    0
  SHARES

 BENEFICIALLY
               -----------------------------------------------------------------
   OWNED       6.   SHARED VOTING POWER
                    12,915,388 (representing 12,915,388 shares of Class B Common
  BY EACH           Stock, par value $.01 per share, immediately convertible
                    into an equal number of shares of Class A Common Stock)
 REPORTING     -----------------------------------------------------------------
               7.   SOLE DISPOSITIVE POWER
  PERSON            0
               -----------------------------------------------------------------
   WITH        8.   SHARED DISPOSITIVE POWER
                    12,915,388 (representing 12,915,388 shares of Class B Common
                    Stock, par value $.01 per share, immediately convertible
                    into an equal number of shares of Class A Common Stock
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     12,915,388 (representing 12,915,388 shares of Class B Common Stock, par value $.01 per share, immediately convertible into an equal number of shares of Class A Common Stock)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     28.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.731572 10 3                13G                        Page 4 of 8 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        RL Holding Group, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                    0
  SHARES

 BENEFICIALLY
               -----------------------------------------------------------------
   OWNED       6.   SHARED VOTING POWER
                    12,915,388 (representing 12,915,388 shares of Class B Common
  BY EACH           Stock, par value $.01 per share, immediately convertible
                    into an equal number of shares of Class A Common Stock)
  REPORTING    -----------------------------------------------------------------
               7.   SOLE DISPOSITIVE POWER
   PERSON           0
               -----------------------------------------------------------------
    WITH       8.   SHARED DISPOSITIVE POWER
                    12,915,388 (representing 12,915,388 shares of Class B Common
                    Stock, par value $.01 per share, immediately convertible
                    into an equal number of shares of Class A Common Stock
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     12,915,388 (representing 12,915,388 shares of Class B Common Stock, par value $.01 per share, immediately convertible into an equal number of shares of Class A Common Stock)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     28.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.731572 10 3                13G                        Page 5 of 8 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        RL Family, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
                    0
  SHARES

 BENEFICIALLY
               -----------------------------------------------------------------
   OWNED       6.   SHARED VOTING POWER
                    1,557,503 (representing 1,557,503 shares of Class B Common
  BY EACH           Stock, par value $.01 per share, immediately convertible
                    into an equal number of shares of Class A Common Stock)
 REPORTING     -----------------------------------------------------------------
               7.   SOLE DISPOSITIVE POWER
  PERSON            0
               -----------------------------------------------------------------
   WITH        8.   SHARED DISPOSITIVE POWER
                    1,557,503 (representing 1,557,503 shares of Class B Common
                    Stock, par value $.01 per share, immediately convertible
                    into an equal number of shares of Class A Common Stock)
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,557,503 (representing 1,557,503 shares of Class B Common Stock, par value $.01 per share, immediately convertible into an equal number of shares of Class A Common Stock)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.731572 10 3                13G                        Page 6 of 8 Pages
--------------------------------------------------------------------------------

ITEM 1
------

         (a)      Name of Issuer

                           Polo Ralph Lauren Corporation

         (b)      Address of Issuer's Principal Executive Offices

                           650 Madison Avenue
                           New York, New York 10022

ITEM 2
------

         (a)      Name of Person Filing

                           (i)      Ralph Lauren
                           (ii)     RL Holding, L.P.
                           (iii)    RL Holding Group, Inc.
                           (iv)     RL Family, L.P.

         (b)      Address of Principal Business Office or, if none, Residence

                           c/o Polo Ralph Lauren Corporation
                           650 Madison Avenue
                           New York, New York 10022

         (c)      Citizenship

                           (i)      Ralph Lauren  -- United States of America
                           (ii)     RL Holding, L.P. -- Delaware
                           (iii)    RL Holding Group, Inc. -- Delaware
                           (iv)     RL Family, L.P. -- Delaware

         (d)      Title of Class of Securities

                           Class A Common Stock, par value $.01 per share

         (e)      CUSIP Number

                           731572 10 3

ITEM 3            If this statement is filed pursuant to ss.ss.240.13d-1(b) or
------            240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [_] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)

                  (b) [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

                  (c) [_] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

                  (d) [_] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

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CUSIP No.731572 10 3                13G                        Page 7 of 8 Pages
--------------------------------------------------------------------------------


                  (e) [_]  Investment adviser in accordance
                           with ss.240.13d-1(b)(1)(ii)(E)

                  (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F)

                  (g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(ii)(G)

                  (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

                  (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

                  (j) [_]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

ITEM 4            OWNERSHIP
------
                  See responses to Items 5, 6, 7, 8, 9, and 11 of Cover Pages.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
------            PERSON

                  Not applicable

ITEM 7            IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
------ ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                  Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
------

                  Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP
------

                  Not applicable

ITEM 10           CERTIFICATIONS
-------

                  Not applicable

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CUSIP No.731572 10 3                13G                        Page 8 of 8 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 13, 2002

                                     /s/ Ralph Lauren
                                    ----------------------------------
                                    RALPH LAUREN


                                    RL HOLDING, L.P.

                                    By: RL Holding Group, Inc.,
                                        its General Partner


                                        By:   /s/ Ralph Lauren
                                            ---------------------------
                                            Name:  Ralph Lauren
                                            Title: Chairman


                                    RL HOLDING GROUP, INC.


                                    By: /s/ Ralph Lauren
                                       --------------------------------
                                       Name:  Ralph Lauren
                                       Title: Chairman


                                    RL FAMILY, L.P.


                                    By: /s/ Ralph Lauren
                                       --------------------------------
                                       Name:  Ralph Lauren
                                       Title: General Partner